UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2022

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c) and (e)    On February 14, 2022, the Board of Directors (the “Board”) of Avalo Therapeutics, Inc. (the “Company”) appointed Garry A. Neil as President and Chief Executive Officer of the Company and Christopher Sullivan as Chief Financial Officer, effective February 14, 2022.

Dr. Neil, 68 years old, has served as the Company’s Chief Scientific Officer since March 2020 and as the Company’s Chief Medical Officer from February 2020 to March 2020. Prior to joining the Company in connection with its merger with Aevi Genomic Medicine, Inc. (“Aevi”), Dr. Neil served as Chief Scientific Officer of Aevi from September 2012 to February 2020. From September 2012 to September 2013, Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. From July 2002 to August 2012, he held a number of senior positions at Johnson & Johnson, including most recently as Corporate VP of Science & Technology from November 2007 to August 2012 and Group President at Johnson & Johnson Pharmaceutical Research and Development from September 2005 to November 2007. Prior to joining Johnson & Johnson, he held senior positions at AstraZeneca, EMD Pharmaceuticals Inc. and Merck KGaA. Under his leadership, a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil currently serves as chair of the board of directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA). Dr. Neil previously served as a member of the board of directors of GTx, Inc. (previously NASDAQ: GTXI. Since February 2017, he has served on the board of directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA), a publicly-traded biopharmaceutical company and in February 2021 he was named Chairman of Arena Pharmaceutical, Inc.’s Board. Dr. Neil also serves on the Board of Directors of the Reagan Udall Foundation and the Center for Discovery and Innovation. He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (“PhRMA”) Science and Regulatory Executive Committee and the PhRMA Foundation Board, as well as a past member of the Foundation for the U.S. National Institutes of Health (“NIH”) and the Science Management Review Board of the NIH. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic.

Mr. Sullivan, 38 years old, has served as the Company’s Chief Accounting Officer since March 2021. From April 2020 to February 2021, Mr. Sullivan served as the Company’s Interim Chief Financial Officer and principal financial officer. Mr. Sullivan was the Vice President of Finance at the Company and served various other escalating roles since joining the Company in April 2018. Mr. Sullivan has a strong technical and SEC reporting background along with a wealth of financial knowledge, including experience with multiple forms of capital raises, based on leading accounting and finance functions at various health sciences, biotech and pharmaceutical companies. Prior to joining the Company, Mr. Sullivan was the Corporate Controller for Sucampo Pharmaceuticals, Inc., a global biopharmaceutical company, from August 2017 to April 2018, until it was acquired by Mallinckrodt plc for $1.2 billion. From November 2015 to August 2017, Mr. Sullivan was the Corporate Controller for OpGen Inc. (NASDAQ: OPGN), a microbial genetics analysis company, and prior to that was a Senior Manager at Ernst & Young, LLP where he was employed from August 2005 to October 2015. Mr. Sullivan received his B.S. degrees in Accounting and Finance from the University of Maryland, College Park and is a Certified Public Accountant.

Neither Dr. Neil nor Mr. Sullivan has any familial relationships with any executive officer or director of the Company. Other than as disclosed below, there have been no transactions in which the Company has participated and in which either Dr. Neil or Mr. Sullivan had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K and there is no arrangement or understanding between either Dr. Neil or Mr. Sullivan and any other person pursuant to which they were selected to serve as Chief Executive Officer and Chief Financial Officer, respectively.

In July 2019, Aevi entered into a royalty agreement, and liabilities thereunder were assumed by the Company upon closing of its merger with Aevi, where certain investors, including LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil (collectively, the “Investors”), in exchange for a one-time aggregate payment of $2 million (the “Royalty Agreement”). Collectively, the Investors will be entitled to an aggregate amount equal to a low-single digit percentage of the aggregate net sales of Astellas' second generation mTORC1/2 inhibitor, AVTX-006 (the “OSI Products”). At any time beginning three years after the date of the first public launch of an OSI Product, the Company may exercise, at its sole discretion, a buyout option that terminates any further obligations under the Royalty Agreement in exchange for a payment to Investors of an aggregate of 75% of the net present value of the royalty payments. A majority of the independent members of the board of directors or the audit committee of Aevi approved the Royalty Agreement.

In connection with Dr. Neil’s appointment as President and Chief Executive Officer, the Company and Dr. Neil entered into a letter agreement dated February 18, 2022 (the “Neil Letter Agreement”), which modifies his previously filed employment agreement dated January 30, 2020 (collectively with the Neil Letter Agreement, the “Neil Employment Agreement”). Pursuant to the Neil Letter Agreement, Dr. Neil’s base salary was increased to $475,000 per year, subject to review and adjustment by the Board from time to time, and he is eligible to receive a discretionary annual bonus as determined by the Board or the Compensation Committee of the Board, in its sole discretion, with a target amount of up to seventy percent (70%) of his base salary, and conditioned on Dr. Neil being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid, in Dr. Neil’s discretion, in the form of cash or equity award (which equity award, if elected, will be immediately vested), consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Dr. Neil will also be granted a stock option to purchase 1,000,000 shares of the Company’s common stock, vesting over four years, with a 12-month cliff, such that the first 25% will vest on the first anniversary of such grant, and the remainder will vest in equal monthly installments over the following three years, in each case, subject to continued employment with the Company through the applicable vesting date.

In connection with Mr. Sullivan’s appointment as Chief Financial Officer, the Company and Mr. Sullivan entered into a letter agreement dated February 18, 2022 (the “Sullivan Letter Agreement”), which modifies his previously filed employment agreement dated September 26, 2019, as amended by a previously filed letter agreement dated April 23, 2020 (collectively with the Sullivan Letter Agreement, the “Sullivan Employment Agreement”). Pursuant to the Sullivan Letter Agreement, Mr. Sullivan’s base salary was increased to $350,000 per year, subject to review and adjustment by the Board from time to time, and he is eligible to receive a discretionary annual bonus as determined by the Board or the Compensation Committee of the Board, in its sole discretion, with a target amount of up to forty percent (40%) of his base salary, and conditioned on Mr. Sullivan being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid, in Mr. Sullivan’s discretion, in the form of cash or equity award (which for equity award, if elected, will be immediately vested), consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Mr. Sullivan will also receive a one-time appointment bonus of $50,000. Mr. Sullivan will also be granted a stock option to purchase 400,000 shares of the Company’s common stock, vesting over four years, with a 12-month cliff, such that the first 25% will vest on the first anniversary of such grant, and the remainder will vest in equal monthly installments over the following three years, in each case, subject to continued employment with the Company through the applicable vesting date.

Pursuant to the Neil Letter Agreement and the Sullivan Letter Agreement, if either Dr. Neil’s or Mr. Sullivan’s employment is terminated by the Company without “Cause” or by either Dr. Neil or Mr. Sullivan for “Good Reason” (each as defined in the respective Employment Agreement), in each case subject to each of them timely entering into and not revoking a general release of claims in a form acceptable to the Company, Dr. Neil and Mr. Sullivan will be eligible to receive:

•certain “Accrued Benefits” (each as defined in the respective Employment Agreement);
•earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, payable when such annual bonuses are paid to other executive employees of the Company;
•continued payment of his base salary as in effect immediately prior to his termination for eighteen consecutive months for Dr. Neil and twelve consecutive months for Mr. Sullivan following such termination;
•the annual bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, prorated to reflect completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company;
•full vesting of options awarded by the Company, in which each will have twelve months from the date of his termination in which to exercise his options; and
•if he timely elects and remains eligible for continued coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay Dr. Neil’s and Mr. Sullivan’s COBRA or state continuation health insurance premiums until the earliest of (x) the twelve-month anniversary of his termination, (y) expiration of his continuation coverage under COBRA, or (z) the date when he is eligible for substantially equivalent health insurance, in each case subject to certain specified payment practices.

The foregoing summaries of the material terms of the Neil Letter Agreement and the Sullivan Letter Agreement are qualified in their entirety by reference to the complete text of each agreement, a copy of which is filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated herein by reference.

On February 14, 2022, the Board of the Company terminated the employment of Michael Cola as Chief Executive Officer, and Schond Greenway as Chief Financial Officer, effective immediately. Each of Mr. Cola and Mr. Greenway will be entitled to the benefits provided in their respective employment agreements. Mr. Cola resigned from the Board effective February 16, 2022.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated February 18, 2022, by and between Avalo Therapeutics, Inc. and Garry Neil.

10.2	Letter Agreement, dated February 18, 2022, by and between Avalo Therapeutics, Inc. and Christopher Sullivan.

99.1	Press Release dated February 17, 2022.

104	The cover pages of this Current Report on Form 8-K, formatted Inline XBRL.

1

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: February 18, 2022	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

2